Exhibit B.39.1
CERTIFICATE OF INCORPORATION
Stock Corporation


                              STATE OF CONNECTICUT
                             Secretary of the State

   The undersigned incorporator hereby forms a corporation under the Stock Corporation Act of the State of Connecticut:

   1. The name of the corporation is NorConn Properties, Inc.

   2. The nature of the business to be transacted, or the purposes to be promoted or carried out by-the corporation, are as follows:

      To engage in any lawful act or activity for which corporations may be formed under said Act.

   3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof, are as follows:
      The corporation has one class of 5,000 authorized shares of common stock, no par value.

   4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any), or an express grant of authority to the board of directors pursuant to Section 33-341, Conn. Gen. Stat., are as follows:

      No shareholder shall be entitled as of right to purchase or subscribe for any unissued shares of the corporation whether now or hereafter authorized or whether of a class now existing or of a class hereafter created, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures, or other obligations convertible into shares of the corporation.

   5. The minimum amount of stated capital with which the corporation shall commence business is $1,000.

   6. Other provisions:

      Any action that may be taken by shareholders at a meeting of shareholders may be taken without a meeting of shareholders by consent, in writing, setting forth the action to be taken, signed by persons (or their authorized attorneys) holding shares representing at least that portion of the voting power of shares entitled to vote on such action as would be required to approve such action at a meeting at which all share-holders entitled to vote thereon were present; provided, however, that the approval of such action by consent is not prohibited by, and such consent is obtained in accordance with, the general corporate law of Connecticut in effect at the time such consent is sought.


   Dated at Hartford, Connecticut this 10th day of May, 1988.
   I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.


                                         /S/Thomas F. Tresselt, Incorporator
                                         Thomas F. Tresselt, Incorporator










APPOINTMENT OF STATUTORY AGENT FOR SERVICE
Domestic Corporation

TO:  The Secretary of the State of Connecticut

   Name of Corporation:

   NORCONN PROPERTIES, INC.

   The above corporation appoints as its statutory agent for service one of the following:

   Name of natural person who is resident of Connecticut:

                         Business Address
   Scott L. Murphy       799 Main Street, Hartford, CT 06103

                         Residence Address
                         29 Eastern Drive, Wethersfield, CT 06109


   Authorization

   Name of incorporator:

   Thomas F. Tresselt            /S/ Thomas F. Tresselt  May 10, 1988


   Acceptance
   Scott L. Murphy               /S/ Scott L. Murphy